EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO	Doug Sherk/Jenifer Kirtland/Donald Takaya
763-553-7736	415-896-6820
Michael Kramer, CFO	Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Expects Second Quarter Revenue of $16.7 to $16.9 Million

Revenue from non-mechanical heart valve businesses expected to grow over 150%
from 2007 second quarter

MINNEAPOLIS, MN, July 7, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported preliminary revenue results for the second quarter ended June 28, 2008.

The Company currently expects revenue for the second quarter 2008 to be between $16.7 and $16.9 million, which would represent an increase of approximately 35% over second quarter 2007 revenue of $12.4 million and an increase of approximately 13% compared to the first quarter of 2008. Revenues from products and services other than the Company’s mechanical heart valves are expected to exceed $6.0 million, an increase of approximately 18% over the previous quarterly record of $5.1 million set in the first quarter of 2008. The Company expects to release its second quarter results on August 4.

“Our second quarter results were driven by strong revenue growth across all of our product lines and geographies,” said Michael Dale, Chairman, President and CEO of ATS Medical. “ATS CryoMaze™ surgical ablation revenue is expected to be especially strong, up approximately 220% over the prior year’s second quarter and 13% compared to the first quarter of 2008. Revenue from our Heart Valve Therapy product offerings is expected to increase over 10% compared to the second quarter of 2007 and 11% compared to the first quarter of 2008, driven by new product introductions.”

“While we continue to seek FDA approval of our ATS 3f® Aortic Bioprosthesis tissue valve, we have focused our commercial activities in a few select international markets. In the second quarter, these commercial efforts began to gain traction and we expect second quarter tissue valve revenue to increase approximately 90% compared to the first quarter of 2008. We continue to experience positive reception of our new ATS Open Pivot® AP360™ mechanical valve in the United States as evidenced by our third consecutive quarter of growth. We now expect a modest year-over-year increase in US mechanical valve revenue during the second quarter, the first such increase in five quarters. We believe that this quarter’s results reflect our execution and the market’s acceptance of our new product offerings across all segments,” continued Mr. Dale.

“We also made significant progress recently in strengthening the Company’s financial resources. We announced last week that Alta Partners had exercised its warrant for 1,960,000 shares of our common stock, generating $3.2 million in proceeds for the Company. In addition, we entered into a Subordinated Credit Agreement with Theodore C. Skokos, a member of our Board of Directors, for a two-year $5 million revolving line of credit. We continue to believe we do not need to raise additional capital to execute on our current growth plans,” concluded Mr. Dale.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The Company, global in scope, is headquartered in Minneapolis, Minnesota. More than 150,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.